Exhibit 10.1

CREDIT AGREEMENT

By and Between

NATIONAL PENN BANCSHARES, INC.
(“Borrower”)

And

NATIONAL PENN INVESTMENT COMPANY

(“Lender”)

Dated January 19, 2006

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		3
1.1	Definitions.	3
1.2	Rules of Construction.	7
ARTICLE 2 CREDIT FACILITY		8
2.1	The Revolving Credit Facility.	8
2.2	Revolving Credit Note.	8
2.3	Use of Proceeds.	8
2.4	Repayment.	8
2.5	Interest.	8
2.6	Advances.	8
2.7	Reduction and Termination of Commitments.	9
2.8	Prepayment.	9
2.9	Payments.	9
2.10	Withholding Taxes.	9
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		9
3.1	Organization and Good Standing.	9
3.2	Power and Authority; Validity of Agreement.	10
3.3	No Violation of Laws or Agreements.	10
3.4	Material Contracts.	10
3.5	Compliance.	10
3.6	Litigation.	10
3.7	Title to Assets.	10
3.8	Accuracy of Information; Full Disclosure.	10
3.9	Taxes and Assessments.	11
3.10	Indebtedness.	11
3.11	Investments.	11
3.12	ERISA.	11
3.13	Patents, Trademarks, Copyrights and Licenses.	12
3.14	Licenses and Permits.	12
3.15	Disclosure.	12
3.16	Hazardous Wastes, Substances and Petroleum Products.	13
3.17	Solvency.	13
ARTICLE 4 CONDITIONS		13
4.1	Effectiveness.	13
4.2	Advances.	14
ARTICLE 5 AFFIRMATIVE COVENANTS		14
5.1	Existence and Good Standing.	14
5.2	Financial Statements and Information.	14
5.3	Books and Records.	14
5.4	Insurance.	14
5.5	Compliance	14
5.6	Taxes.	15
5.7	Costs and Expenses.	15

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5.8	Notice of Certain Events.	15
5.9	Other Information.	15
ARTICLE 6 DEFAULT		15
6.1	Events of Default.	15
6.2	Remedies.	16
6.3	Right of Setoff.	16
6.4	Remedies Cumulative; No Waiver.	17
ARTICLE 7 MISCELLANEOUS		17
7.1	Indemnification and Release Provisions.	17
7.2	Binding and Governing Law.	17
7.3	Survival.	17
7.4	No Waiver; Delay.	18
7.5	Modification; Waiver.	18
7.6	Headings.	18
7.7	Notices.	18
7.8	Payment on Non-Business Days.	19
7.9	Time of Day.	19
7.10	Severability.	19
7.11	Counterparts.	19
7.12	Consent to Jurisdiction and Service of Process.	19
7.13	Preservation and Limitation of Remedies.	19
7.14	WAIVER OF JURY TRIAL.	19
7.15	ACKNOWLEDGMENTS.	19

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Agreement”) is entered into on January 19, 2006, by and between NATIONAL PENN BANCSHARES, INC, a Pennsylvania corporation (the “Borrower”) and NATIONAL PENN INVESTMENT COMPANY, a Delaware corporation (the “Lender”).

BACKGROUND

A. The Borrower has requested that the Lender provide: a Fifteen Million Dollar ($15,000,000) revolving credit facility to the Borrower to be used by the Borrower to finance the merger between the Borrower and Nittany Financial Corp..

B.  The Lender has agreed to provide the above referenced facility to the Borrower subject to the terms and conditions set forth in this Agreement.

In consideration of the foregoing background and the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE 1
DEFINITIONS

1.1  Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.

“Advance” means, individually, and “Advances” means, individually and collectively each, Revolving Credit Advance.

“Affiliate” of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a partner, shareholder, director or officer (i) of such Person, or (ii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement and all exhibits and schedules hereto, as each may be amended, modified, extended or restated from time to time.

“Authorized Officer” means, the president, chief operating officer, or chief financial officer of the Borrower.

“Borrower” means the National Penn Bancshares, Inc a Pennsylvania corporation, and its successors and permitted assigns.

“Business Day” means (a) any day not a Saturday, Sunday or day on which commercial banks in Pennsylvania are required or permitted to be closed.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

“Commitment” means, the Revolving Credit Commitment.

“Consents” means all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on the Borrower’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Controlled Group” means all members of a controlled group of a corporation and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Documents” means this Agreement, the Note and any other agreements, documents, instruments and writings now or hereafter existing, creating, evidencing, guarantying or relating to any of the liabilities of Borrower to the Lender under this Agreement, the Note and other documents relating to this transaction, together with all amendments, modifications, renewals or extensions thereof.

“Default” means an event, condition or circumstance the occurrence of which would, with the giving of notice, the passage of time or both, constitute an Event of Default.

“Environmental Laws” means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Emergency Planning and Community Right-to-Know Act, the Atomic Energy Act and any so-called “Super Fund” or “Super Lien” law or environmental laws administered by the EPA, any similar or implementing state law, and in each case, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute of similar import, and all rules and regulations with respect thereto in effect from time to time.

“ERISA Affiliate” means, any person that is a member of any group or organization within the meaning of Code Sections 414(b), (c), (m) or (o) of which the Borrower is a member.

“Event of Default” means an event described in Section 7.1 hereof.

“Facility” means, the Revolving Credit Facility.

“GAAP” means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board and in such other statements by such other entity as the Lender may reasonably approve, which are applicable in the circumstances as of the date in question; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.

“Governmental Authorities” means, individually and collectively, the federal, state and local governmental authorities and administrative agencies which govern the Borrower, its businesses or operations, or the commercial or industrial facilities owned or operated by the Borrower.

“Hazardous Substance” means petroleum products and items defined in the Environmental Laws as “hazardous substances”, “hazardous wastes”, “pollutants” or “contaminants” and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

“Hazardous Wastes” means all waste materials subject to regulation under any Environmental Laws or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” of any Person means and includes all obligations of such Person which, in accordance with GAAP, shall be classified on a balance sheet of such Person as liabilities of such Person and in any event shall include all (i) obligations of such Person for borrowed money or which have been incurred in connection with acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such Person, notwithstanding that such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) capital lease Obligations, (v) guarantees and (vi) letters of credit and letter of credit reimbursement obligations.

“Loan” means, the Revolving Credit Loan.

“Material Adverse Effect” means either singly or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or prospects of the Borrower as a result of any condition, circumstance or contingency.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Note” means the Revolving Credit Note.

“Obligations” means and includes any and all of the Borrower’s Indebtedness and/or liabilities to the Lender or any corporation that directly or indirectly controls, is controlled by or is under common control with the Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortuous, liquidated or unliquidated under this Agreement or under any other Credit Document and all obligations of the Borrower to the Lender to perform acts or refrain from taking any action under this Agreement or any other Credit Document.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Investments” means investments made in compliance with the investment policies of the Borrower that have been approved by its investment committee and reported to its board of directors.

“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means any pension benefit or welfare benefit plan as defined in Sections 3(1), (2) or (3) of ERISA maintained or sponsored by, contributed to, or covering employees of, the Borrower or any member of the Controlled Group.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended from time to time, and any successor thereto.

“Release” means any spill, leak, emission, discharge or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

“Reportable Event” means a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Revolving Credit Advance” means a borrowing under the Revolving Credit Commitment pursuant to Section 2.6 hereof.

“Revolving Credit Commitment” means the maximum aggregate principal amount which the Lender has agreed may be outstanding at any time under the Revolving Credit Facility, being on the date hereof Fifteen Million Dollars ($15,000,000), as such amount may be reduced from time to time pursuant to Section 2.7 or Section 6.2 hereof.

“Revolving Credit Facility” means the facility created pursuant to Section 2.1 (b)hereof.

“Revolving Credit Loan” means any Revolving Credit Advance made to the Borrower pursuant to Section 2.1(b), and all such Revolving Credit Advances collectively as the context requires.

“Revolving Credit Note” means the promissory note evidencing the Borrower’s obligations under the Revolving Credit Facility, to be delivered by the Borrower to the Lender pursuant to Section 4.1(a) hereof, as same may be amended or modified or extended or restated from time to time.

“Revolving Credit Termination Date” means the earlier of (i) January __, 2007 or (ii) the date on which the Revolving Credit Commitment is terminated pursuant to Section 2.7 hereof.

“Subsidiary” with respect to any Person means any corporation, limited liability company, partnership or trust, of which such Person and/or one or more other Subsidiaries of such Person shall at the time own equity interests (however designated) having ordinary voting power for the election of at least a majority of the board of directors (or other governing body) of such Person, other than equity interests having such power only by reason of the happening of a contingency.

“Termination Event” means (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 404(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4025 of ERISA, of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

1.2  Rules of Construction.

(i)  GAAP. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP.

(ii)  Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code, as adopted in the Commonwealth of Pennsylvania, shall have the meaning given therein unless otherwise defined herein.

ARTICLE 2
CREDIT FACILITY

2.1  The Revolving Credit Facility. From time to time prior to the Revolving Credit Termination Date, subject to the provisions below, including, without limitation, Section 4.2 hereof, the Lender shall make Revolving Credit Advances to the Borrower, which the Borrower may repay and reborrow, up to an aggregate outstanding principal amount not to exceed at any time the Revolving Credit Commitment as from time to time in effect; provided that, if the Borrower subscribed to the Lender’s cash management services and such services are applicable to the Revolving Credit Facility, the terms of such services shall control the manner in which funds are transferred between the applicable demand deposit account(s) and the Revolving Credit Facility, for credit or debit to the Revolving Credit Facility.

2.2  Revolving Credit Note. The indebtedness of the Borrower to the Lender under the Revolving Credit Facility will be evidenced by the Revolving Credit Note executed by the Borrower in favor of the Lender. The maximum principal amount of the Note will be Fifteen Million Dollars ($15,000,000); provided, however, that notwithstanding the face amount of such Revolving Credit Note, Borrower’s liability thereunder shall be limited at all times to its actual indebtedness, principal, interest and fees, then outstanding under the Revolving Credit Facility.

2.3  Use of Proceeds.  Funds advanced under the Revolving Credit Facility shall be used to finance the Borrower’s merger with Nittany Financial Corp.

2.4  Repayment. The principal balance outstanding under the Revolving Credit Commitment, together with accrued and unpaid interest thereon and all fees and costs incurred in connection therewith shall be due and payable on the Revolving Credit Termination Date.

2.5  Interest.

(a)  Rate. In the absence of an Event of Default hereunder, and prior to maturity, each Revolving Credit Loan shall bear interest at a rate equal to the Prime Rate.

(b)  Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, including after maturity and before and after judgment, the Borrower hereby agrees to pay to the Lender interest on the outstanding principal balances of each Revolving Credit Loan and, to the extent permitted by law, overdue interest with respect thereto, at the rate of three percent (3%) per annum in excess of the Prime Rate.

(c)  Payment and Calculation of Interest. Borrower shall pay interest on each Revolving Credit Loan monthly in arrears on the first Business Day of each month, commencing February 1, 2006. Interest shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty five (365) days.

2.6  Advances. The Borrower shall give the Lender one (1) Business Day prior written notice of each requested Revolving Credit Advance, specifying the date and amount thereof.

2.7  Reduction and Termination of Commitments.

(a)  Borrower. The Borrower shall have the right at any time and from time to time, upon one (1) Business Day’s prior written notice to the Lender, to terminate or reduce any Commitment, without penalty or premium, provided that on the effective date of such termination or reduction Borrower shall make a prepayment of the related Loan in full, in the case of a termination, and, in the case of a reduction, in the amount, if any, by which the aggregate outstanding principal balance of such Loan exceeds the amount of such Commitment as so reduced, together with accrued interest on the amount so prepaid.

(b)  Lender. The Lender shall have the right to terminate any Commitment at any time, in its discretion and upon notice to the Borrower, upon the occurrence of any Event of Default hereunder.

(c)  Restoration Only With Consent. Any termination or reduction of any Commitment pursuant to subsections 2.7(a) and (b) shall be permanent, and such Commitment cannot thereafter be restored or increased without the written consent of the Lender.

2.8  Prepayment.  Upon one (1) Business Day’s prior written notice by the Borrower to the Lender, the Borrower may prepay the outstanding principal balance of the Loan, without premium or penalty; provided that partial prepayments will be applied, first, to billed and unpaid interest and fees, and second, to the principal of such Loan, as specified by Borrowers in such notice, provided that all payments applied to any Loan shall be in reverse order of any maturities therefor.

2.9  Payments.  All payments of principal, interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by the Borrower to the Lender in immediately available funds before twelve o’clock (12:00) noon on any Business Day at the office of the Lender set forth at the beginning of this Agreement.

2.10  Withholding Taxes. All amounts payable under this Agreement, whether principal, interest or otherwise, shall be paid in full, free and clear of any present or future taxes, levies, imposts, duties, charges, fees or withholdings and without set-off or counterclaim or any restriction or condition or deduction whatsoever. If Borrower is compelled by law to make any deduction or withholding, it will ensure that the same does not exceed the minimum liability therefor and will promptly pay the Lender such additional amount as will result in the net amount received by the Lender being equal to the full amount which would have been receivable had there been no deduction or withholding.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

3.1  Organization and Good Standing. Borrower is duly organized and validly subsisting under the laws of the State of Delaware, has the power and authority to carry on its business as now conducted, and is qualified to do business in all other states in which the nature of its business or the ownership of its properties requires such qualification.

3.2  Power and Authority; Validity of Agreement. Borrower has the power and authority under the laws of the State of Delaware and under its organizational documents to enter into and perform this Agreement, the Note and all other agreements, documents and actions required hereunder; and all actions (corporate or otherwise) necessary or appropriate for the Borrower’s execution and performance of this Agreement, the Note and the other Credit Documents and actions required hereunder have been taken, and, upon their execution, the same will constitute the valid and binding obligations of the Borrower to the extent it is a party thereto, enforceable in accordance with their terms.

3.3  No Violation of Laws or Agreements. The making and performance of this Agreement, the Note and the other Credit Documents and actions required of the Borrower hereunder and thereunder will not violate any provisions of any law or regulation, federal, state or local, or the organizational documents of the Borrower, result in any breach or violation of, or constitute a default under, any agreement or instruments by which the Borrower or its property may be bound.

3.4  Material Contracts. Borrower is not in material default under any contracts material to its business, including, without limitation, any management and consulting agreements.

3.5  Compliance.

(a)  Borrower is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including, without limitation, those administered by the Governmental Authorities), material to the conduct of its business and operations;

(b)  no authorization, consent, approval, waiver, license or formal exemptions from, nor any filing, declaration or registration with, any court or governmental agency or regulatory authority (federal, state or local) or non-governmental entity, under the terms of contracts or otherwise, is required by reason of or in connection with Borrower’s execution and performance of this Agreement, the Note and other Credit Documents and actions required hereunder.

3.6  Litigation. Except as otherwise disclosed, there are no actions, suits, proceedings or claims which are pending or, to the best of Borrower’s knowledge or information, threatened against Borrower which, if adversely resolved, could reasonably be expected to have a Material Adverse Effect.

3.7  Title to Assets.  Borrower has good and marketable title to all of its properties and assets free and clear of any liens and encumbrances, except as otherwise disclosed to the Lender; and all such assets are in good order and repair and fully covered by the insurance required under Section 5.4 hereof.

3.8  Accuracy of Information; Full Disclosure.

(a)  All information furnished to the Lender concerning the financial condition of the Borrower, has been prepared in accordance with GAAP, and such information fairly present the financial condition of the Borrower as of the date and for the period covered and disclose all liabilities of the Borrower and there has been no material adverse change in the financial condition or business of the Borrower from the date of such information to the date hereof.

(b)  All financial statements and other documents furnished by the Borrower to the Lender in connection with this Agreement do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The Borrower has disclosed to the Lender any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of the Borrower, or the Borrower’s ability to perform its obligations under this Agreement, the Note and the other Credit Documents.

3.9  Taxes and Assessments.  The Borrower has filed all required tax returns or has filed for extensions of time for the filing thereof, and has paid all applicable federal, state and local taxes, other than taxes and payments not yet due or which may be paid hereafter without penalty, and does not have knowledge of any deficiency or additional assessment in connection therewith not provided for in the financial statements required hereunder.

3.10  Indebtedness.  The Borrower presently has no outstanding Indebtedness or obligations, including contingent obligations and obligations under leases of property from others, except trade debt in the ordinary course of its business and the indebtedness and obligations in the financial statements which have been furnished to the Lender in connection with this Agreement.

3.11  Investments.  Borrower has no Subsidiaries or Affiliates or investments in or loans to any other individuals or business entities, other than Permitted Investments.

3.12  ERISA.  The Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and:

(a)  Neither the Borrower nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to Multiemployer Plan under which the Borrower or any ERISA Affiliate could have any withdrawal liability;

(b)  Neither the Borrower nor any ERISA Affiliate sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of §412 of the Code, whether or not waived;

(c)  The aggregate liability for accrued benefits and other ancillary benefits under each Plan that is or will be sponsored or maintained by the Borrower or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan;

(d)  The aggregate liability of the Borrower and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, could not reasonably be expected to have a Material Adverse Effect on the Borrower; and

(e)  There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of the Borrower or any ERISA Affiliate under any plan, program or arrangement providing post-retirement life or health benefits.

3.13  Patents, Trademarks, Copyrights and Licenses. To the best of the Borrower’s knowledge, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names and licenses owned or utilized by the Borrower and material to the operation of its business, are valid and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such material patent, trademark, copyright, design rights, tradename or license or any trade secret and the Borrower is not aware of any grounds for any challenge, except as otherwise disclosed to the Lender. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by the Borrower and all trade secrets used by the Borrower consist of original material or property developed by the Borrower or was lawfully acquired by the Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by the Borrower, to the best of the Borrower’s knowledge, the Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement.

3.14  Licenses and Permits.  To the best of the Borrower’s knowledge, the Borrower has procured and is now in possession of, and is in compliance in all material respects with, all Consents and material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect and, except as otherwise disclosed to the Lender, the same are valid, binding and enforceable, and there are no material defaults thereunder or adverse limitations thereon and there are no active proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof.

3.15  Disclosure.  No representation or warranty made by the Borrower in this Agreement or any other Credit Document or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower or which reasonably should be known to the Borrower which the Borrower has not disclosed to the Lender in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

3.16  Hazardous Wastes, Substances and Petroleum Products. To the best of the Borrower’s knowledge Borrower has received all permits and filed all notifications necessary to carry on its business and is in compliance in all material respects with all Environmental Law.

3.17  Solvency. The Borrower is solvent such that (i) the fair value of its assets (including, without limitation, the fair salable value of its goodwill and other intangible property) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (ii) the present fair salable value of its assets (including without limitation the fair salable value of its goodwill and other intangible property) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (iii) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. The Borrower (i) does not intend to, or believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (ii) is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital. For purposes of this Section 3.17, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability.

ARTICLE 4
CONDITIONS

4.1  Effectiveness.  The obligation of the Lender to enter into the Credit Documents, establish the and fund the first Advance hereunder is subject to the Lender’s receipt of the following documents, each in form and substance satisfactory to the Lender:

(a)  Revolving Credit Note. The Note, duly executed by the Borrower.

(b)  Authorization Documents. Upon the Lender’s request, copy of the organizational documents of the Borrower and resolutions of the Borrower authorizing the execution and full performance of this Agreement, the Note and all other documents and actions required hereunder, together with a list of the members of the Borrower’s board of directors and an incumbency certificate setting forth the names of the officers of the Borrower authorized to execute this Agreement and the other Credit Documents and providing specimen signatures for such officers, all of the foregoing to be certified to the Lender as accurate, complete and in full force and effect as of the date of this Agreement by the corporate secretary of the Borrower.

(c)  Evidence of Subsistence. Upon the Lender’s request, statement of subsistence of the Borrower as a Delaware corporation issued by the Secretary of State of Delaware.

(d)  Consents. Copies of all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the other Credit Documents, including waivers of any third parties who could reasonably be expected to assert claims with respect to the assets of the Borrower, as the Lender and its counsel shall deem reasonably necessary.

(e)  Notice of Initial Advance. Written notice from Borrower, specifying the date and amount of the initial Advance.

(f)  Other Documents. Such additional documents as the Lender reasonably may request.

4.2  Advances.   It shall be a further condition to the Lender’s obligation hereunder to make any Advance that the representations and warranties set forth herein shall be true and correct in all material respects as if made on the date of such Advance, that no Default or Event of Default shall have occurred and be continuing on the date of such Advance or be caused by such Advance, and there shall have been no material adverse change in the Borrower’s financial condition or business since the date hereof.

ARTICLE 5
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as the Loan or any Indebtedness of the Borrower to the Lender is outstanding and until the Commitment has been terminated, the Borrower will:

5.1  Existence and Good Standing. Preserve and maintain its existence, valid subsistence and good standing in the State of Delaware and all other states in which it conducts business and the validity of all its material franchises, licenses, permits, certificates of compliance or grants of authority required in the conduct of its business.

5.2  Financial Statements and Information. Furnish to the Lender upon its request, in form and substance satisfactory to the Lender the Borrower’s quarterly and annual financial statements or any other information of the Borrower reasonably requested by Lender.

5.3  Books and Records.  Keep and maintain satisfactory and adequate books and records of account in accordance with GAAP and make or cause the same to be made available to the Lender or its agents or nominees at any reasonable time upon reasonable notice for inspection and to make extracts thereof and permit the Lender to discuss contents of same with senior officers of the Borrower and also with outside auditors and accountants of the Borrower.

5.4  Insurance.  Borrower shall carry at all times, in coverage, form and amount satisfactory to the Lender, such insurance as the Lender may from time to time reasonably require, and pay all premiums on the policies for such insurance when and as they become due and do all other things necessary to maintain such policies in full force and effect. Borrower shall from time to time, upon request by the Lender, promptly furnish or cause to be furnished to the Lender evidence, in form and substance satisfactory to the Lender, of the maintenance of all insurance required to be maintained by this Section 5.4 including, but not limited to, such originals or copies, as the Lender may request, of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

5.5  Compliance.  Comply in all material respects with (a) all local, state and federal laws and regulations applicable to its business, including without limitation the Environmental Laws, as amended from time to time, (b) all other laws and regulations of any Governmental Authorities.

5.6  Taxes. Pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date on which any penalty for non-payment or late payment is incurred, unless the same are currently being contested in good faith by appropriate proceedings, diligently prosecuted and are covered by appropriate reserves maintained in cash or cash equivalents in accordance with GAAP.

5.7  Costs and Expenses. Pay or reimburse the Lender for all out-of-pocket costs and expenses (including but not limited to attorneys’ and construction consultant’s fees and disbursements) the Lender may pay or incur in connection with the preparation and review of this Agreement and all waivers, consents and amendments in connection therewith and all other documentation related thereto, the making of the Loan hereunder, and the collection, administration or enforcement of the same, including without limitation any fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid. All obligations provided for in this Section 5.7 shall survive any termination of this Agreement, the Commitment and the repayment of the Loan.

5.8  Notice of Certain Events.

Borrower will promptly give notice in writing to the Lender of the occurrence of any of the following:

(a)  any Event of Default or Default under this Agreement, or any event of default or similar occurrence under any instrument or other agreement of the Borrower entitling any Person to accelerate the maturity of any obligation of the Borrower or to exercise any other remedy against the Borrower;

(b)  any event that could reasonably be expected to have Material Adverse Effect, including, without limitation, the commencement of any litigation, proceeding or dispute affecting the Borrower, or any dispute between the Borrower and any Person, if such litigation, proceeding or dispute could reasonably be expected to have a Material Adverse Effect.

5.9  Other Information.  Provide the Lender with any other documents and information, financial or otherwise, reasonably requested by the Lender from time to time.

ARTICLE 6
DEFAULT

6.1  Events of Default.  Each of the following events shall be an Event of Default hereunder:

(a)  If the Borrower shall fail to pay as and when due any principal, interest, fees, costs, expenses or any other sum payable to the Lender hereunder or otherwise;

(b)  If any representation or warranty made by or on behalf of the Borrower herein or in connection herewith or in any statement, certificate or other document furnished hereunder is false or misleading in any material respect when made;

(c)  If the Borrower shall default (after expiration of any applicable cure or grace periods) in the payment or performance of any obligation or Indebtedness to another under any contract material to its business;

(d)  If the Borrower shall default in or fail to observe any financial covenants agreed upon between the Borrower and the Lender;

(e)  If the Borrower shall default in the performance of any other agreement or covenant contained herein or in any document executed or delivered in connection herewith and such default shall continue uncured for thirty (30) days after Borrower had or should have had knowledge of such default;

(f)  If the Borrower shall commence a voluntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or for any substantial part of its property, or make an assignment for the benefit of creditors, or fail generally to pay its debts as such debts become due, or take corporate action in furtherance of any of the foregoing.

(g)  If a decree or other for relief is entered by a court having jurisdiction in the premises in respect of Borrower in an involuntary case under the Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and any such decree or order continues unstayed and in effect for a period of thirty (30) days.

6.2  Remedies.  Following the occurrence and during the continuance of any Event of Default, at the election of the Lender, and by notice by the Lender to the Borrower (except if an Event of Default described in Section 6.1(g) shall occur in which case acceleration shall occur automatically without notice), the Lender may declare the entire unpaid balance, principal, interest and fees, of all Indebtedness of the Borrower to the Lender, hereunder or otherwise, to be immediately due and payable. Upon such declaration, the Commitment shall immediately and automatically terminate. In addition to any rights granted hereunder or in any documents delivered in connection herewith, the Lender shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

6.3  Right of Setoff.  If any of the Obligations shall be due and payable or any one or more Events of Default shall have occurred and be continuing, whether or not the Lender shall have made demand under any Credit Document and regardless of the adequacy of any collateral for the Obligations or other means of obtaining repayment of the Obligations, the Lender shall have the right, without notice to the Borrower and is specifically authorized hereby to setoff against and apply to the then unpaid balance of such Obligations as are then due and payable, any items or funds of the Borrower held by the Lender or any affiliate of the Lender, and all deposits (whether general or special, time or demand, matured or unmatured) or any other property of Borrower including, without limitation, securities and/or certificates of deposit, now or hereafter maintained by the Borrower for its or their own account with Lender or any affiliate of Lender, and any other indebtedness at any time held or owing by Lender or any affiliate of Lender, to or for the credit or the account of the Borrower, even if effecting such setoff results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits. For such purpose, the Lender shall have, and Borrower hereby grants to the Lender, a first lien on and security interest in such deposits, property, funds and accounts and the proceeds thereof.

6.4  Remedies Cumulative; No Waiver.  The rights, powers and remedies of the Lender provided in this Agreement and any in the other Credit Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity. No failure or delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

ARTICLE 7
MISCELLANEOUS

7.1  Indemnification and Release Provisions.  Borrower hereby indemnifies and agrees to protect, defend and hold harmless Lender and its directors, officers, officials, agents, employees and counsel and their respective heirs, administrators, executors, successors and assigns, from and against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest, judgments, costs, or expenses, including, without limitation, fees and disbursements of counsel, incurred by any of them arising out of or in connection with or by reason of this Agreement, the Commitment, the making of the Loan or any other Credit Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Laws or the application of any such statute to Borrower’s properties or assets. Borrower hereby releases Lender and its respective directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission, other than gross negligence or willful misconduct, on the part of any of them. All obligations provided for in this Section 7.1 shall survive any termination of this Agreement or the Commitments and the repayment of the Loan.

7.2  Binding and Governing Law.  This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed as to their validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania with reference to conflict of laws.

7.3  Survival.  All agreements, representations, warranties and covenants of the Borrower contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Loan hereunder and except for Section 5.8 and Section 7.1 which provide otherwise, will continue in full force and effect as long as any indebtedness or other obligation of the Borrower to the Lender remains outstanding.

7.4  No Waiver; Delay.  If the Lender waives any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon any later occurrence or recurrence of any of said events. No delay by the Lender in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of the Lender’s powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.5  Modification; Waiver.  Except as otherwise provided in this Agreement, no modification or amendment hereof, or waiver or consent hereunder, shall be effective unless made in a writing signed by appropriate officers of the parties hereto.

7.6  Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

7.7  Notices.  Any notice, request or consent required hereunder or in connection herewith shall be deemed satisfactorily given if in writing (including facsimile transmissions) and delivered by hand or mailed (registered or certified mail) to the parties at their respective addresses or telecopier number set forth below or such other addresses or telecopier numbers as may be given by any party to the others in writing:

if to the Borrower:

National Penn Bancshares, Inc
Philadelphia & Reading Avenues
Boyertown, PA 19512
Attention: [_____________________]
Telephone:
Telecopier:

if to the Lender:

National Penn Investment Company
Philadelphia & Reading Avenues
Boyertown, PA 19512
Attention: [_____________________]
Telephone:
Telecopier:

with a copy to:

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attention: Paul J. Jaskot
Telephone: 215.851.8180
Telecopier: 215.851.1420

7.8  Payment on Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

7.9  Time of Day.  All time of day restrictions imposed herein shall be calculated using the local time in Boyertown, Pennsylvania.

7.10  Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

7.11  Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

7.12  Consent to Jurisdiction and Service of Process.  The Borrower irrevocably appoints each officer of the Borrower as their attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with any of the Credit Documents; and the Borrower hereby consents that any action or proceeding against them be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any such officer; and the Borrower agrees that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower.

7.13  Preservation and Limitation of Remedies.  The Lender and the Borrower shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property by exercising a power of sale granted under the Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment.

7.14  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK’S ENTERING INTO THIS AGREEMENT.

7.15  ACKNOWLEDGMENTS.  THE BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 7.14 AND 7.15 HEREOF, AND FURTHER ACKNOWLEDGE THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAS BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed this Credit Agreement the day and year first above written.

NATIONAL PENN BANCSHARES, INC.

By: Name: Title:

NATIONAL PENN INVESTMENT COMPANY
By: Name: Title: